EXPLANATORY NOTE

     On May 30, 2003, the California Superior Court ordered that the following letter be sent to the limited partners of the Partnership, based on an application to the Court by the general partners of the Partnership claiming that a previous letter sent to limited partners by the same parties on May 23, 2003 was incorrect and misleading in certain respects.

     The filing persons filed a writ with the Court of Appeals to appeal the Superior Court's order, and asked both the Superior Court and the Court of Appeals for a stay of the Superior Court's order until action could be taken on the writ. Both the Superior Court and the Court of Appeals declined to grant such a stay prior to the deadline for mailing the letter pursuant to the Superior Court's original order; however, the writ remains pending with the Court of Appeals at this time.

     Therefore, in order to comply with the Superior Court's order, the following letter was sent to limited partners. The statements made in the letter are those that the Court ordered the signatories to make. The signatories to the letter do not intend to imply they agree with the statements therein or that they are making any admission of any kind; nor do they intend to admit, by making this filing, that the letter constitutes solicitation materials.

EVEREST
155 N. LAKE AVE., #1000
PASADENA, CA 91101
PHONE: 626-585-5920
FAX: 626-585-5929


                                    May 30, 2003

TO THE LIMITED PARTNERS OF
DSI REALTY INCOME FUND VI
DSI REALTY INCOME FUND VII
DSI REALTY INCOME FUND VIII
DSI REALTY INCOME FUND IX
DSI REALTY INCOME FUND X
DSI REALTY INCOME FUND XI

         Re:      COURT ORDERS CORRECTIVE STATEMENT

Dear Limited Partner:

     On May 23, 2003, we sent you a letter that misrepresents that the California Superior Court had ruled against the General Partners' Proposal. The letter also incorrectly implied that the Court had concluded that the proposed amendment was "very damaging to all of our limited partnership interests," and that the Court's decision was in part based upon claims that the General Partners violated the federal securities laws. Each of these statements is misleading and the Court has asked us to correct them.

     On My 23, the Court did not take a position as to the merits of the General Partners' Proposal or rule against it. Instead, the Court simply ordered the General Partners not to implement the Proposal prior to a court hearing scheduled for June 13, 2003 to consider whether a preliminary injunction should issue pending a trial on the merits of the claims that we filed. The Court's temporary order states as follows:

          "YOU ARE HEREBY ORDERED, until further notice, not to implement any amendment to the partnership agreements of the following limited partnerships, that would give the General Partners a right of first refusal to buy limited partnership units:

     DSI Realty Income Fund VI ("DSI 6")
     DSI Realty Income Fund VII ("DSI 7")
     DSI Realty Income Fund VIII ("DSI 8")
     DSI Realty Income Fund IX ("DSI 9")
     DSI Realty Income Fund X ("DSI 10")
     DSI Realty Income Fund XI ("DSI 11")"

     The Court's May 23 ruling had no effect on the voting to approve the General Partner's Proposal. Your vote is important and both we and the General Partners encourage you to send in your proxy indicating your approval or rejection of the Proposal if you have not already done so.

                                    Very truly yours,
                                    MILLENIUM INVESTORS 2, LLC
                                    EVEREST INVESTORS 3, LLC
                                    EVEREST INVESTORS 8, LLC
                                    KM INVESTMENTS, LLC